Exhibit 99(a)

UNITY HOLDINGS, INC.
AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2002

UNITY HOLDINGS, INC.
AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2002

TABLE OF CONTENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Unity Holdings, Inc.
Cartersville, Georgia

We have audited the accompanying consolidated balance sheets of Unity Holdings, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unity Holdings, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
February 21, 2003

UNITY HOLDINGS, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2002 AND 2001

Assets	2002	2001

Cash and due from banks	$3,574,706	$2,421,360
Interest-bearing deposits in banks	312,452	63,083
Federal funds sold	561,000	2,602,000
Securities available-for-sale	12,517,298	11,988,606
Restricted equity securities, at cost	607,409	498,209
Loans	107,853,393	88,071,433
Less allowance for loan losses	1,470,899	1,195,775

Loans, net	106,382,494	86,875,658
Premises and equipment	5,102,152	5,344,358
Other assets	1,880,648	1,879,117

Total assets	$130,938,159	$111,672,391

Liabilities, Redeemable Common Stock and Stockholders' Equity

Deposits
Noninterest-bearing	$8,541,495	$7,345,052
Interest-bearing	109,429,758	94,946,681

Total deposits	117,971,253	102,291,733
Other liabilities	957,403	1,067,690

Total liabilities	118,928,656	103,359,423

Commitments and contingencies
Redeemable common stock held by KSOP	65,568	—

Stockholders' equity
Preferred stock, par value $.01; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $.01; 10,000,000 shares authorized; 1,009,910 and 839,211 issued and outstanding, respectively	10,099	8,392
Capital surplus	10,800,267	8,076,469
Retained earnings	1,001,889	234,062
Accumulated other comprehensive income (loss)	131,680	(5,955)

Total stockholders' equity	11,943,935	8,312,968

Total liabilities, redeemable common stock, and stockholders' equity	$130,938,159	$111,672,391

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001
Interest income
Loans	$7,889,045	$7,250,913
Taxable securities	481,009	527,740
Nontaxable securities	56,838	13,998
Federal funds sold	36,061	222,235
Interest-bearing deposits in banks	4,007	3,371

Total interest income	8,466,960	8,018,257

Interest expense
Deposits	3,758,147	4,289,856
Other borrowings	7,621	—

Total interest expense	3,765,768	4,289,856

Net interest income	4,701,192	3,728,401
Provision for loan losses	529,435	412,485

Net interest income after provision for loan losses	4,171,757	3,315,916

Other income
Service charges on deposit accounts	477,151	293,707
Mortgage loan fees	429,711	344,517
Gain on sale of securities available-for-sale	30,930	16,292
Other operating income	134,124	53,661

Total other income	1,071,916	708,177

Other expenses
Salaries and employee benefits	1,964,134	1,799,908
Equipment and occupancy expenses	643,051	519,947
Other operating expenses	1,360,745	1,049,620

Total other expenses	3,967,930	3,369,475

Income before income taxes	1,275,743	654,618
Income tax expense	442,348	77,622

Net income	$833,395	$576,996

Basic earnings per share	$0.93	$0.69

Diluted earnings per share	$0.86	$0.65

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001
Net income	$833,395	$576,996
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available-for-sale:
Unrealized holding gains (losses) on securities arising during period, net of tax of $81,419 and $(70,293), respectively	158,049	(66,469)
Reclassification adjustment for gains realized in net income, net of tax of $10,516 and $5,539, respectively	(20,414)	(10,753)

Other comprehensive income (loss)	137,635	(77,222)

Comprehensive income	$971,030	$499,774

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2002 AND 2001

	Common Stock		Capital Surplus	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Par Value
Balance, December 31, 2000	839,211	$8,392	$8,076,469	$(342,934)	$71,267	$7,813,194
Net income	—	—	—	576,996	—	576,996
Other comprehensive loss	—	—	—	—	(77,222)	(77,222)

Balance, December 31, 2001	839,211	8,392	8,076,469	234,062	(5,955)	8,312,968
Net income	—	—	—	833,395	—	833,395
Issuance of common stock	170,299	1,703	2,723,081	—	—	2,724,784
Stock offering costs	—	—	(4,479)	—	—	(4,479)
Exercise of stock options	400	4	5,196	—	—	5,200
Adjustment for shares owned by KSOP	—	—	—	(65,568)	—	(65,568)
Other comprehensive income	—	—	—	—	137,635	137,635

Balance, December 31, 2002	1,009,910	$10,099	$10,800,267	$1,001,889	$131,680	$11,943,935

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001
OPERATING ACTIVITIES
Net income	$833,395	$576,996
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	321,898	289,701
Deferred taxes	(73,126)	(218,625)
Provision for loan losses	529,435	412,485
Gain on sale of securities available-for-sale	(30,930)	(16,292)
Gain on sale of premises and equipment	(72,691)	—
(Increase) decrease in interest receivable	12,610	(21,958)
Increase (decrease) in interest payable	(183,356)	94,909
Net other operating activities	74,151	(4,784)

Net cash provided by operating activities	1,411,386	1,112,432

INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in banks	(249,369)	51,341
Purchases of securities available-for-sale	(13,528,701)	(16,728,932)
Proceeds from maturities of securities available-for-sale	10,668,696	11,426,629
Proceeds from sales of securities available-for-sale	2,570,781	1,226,255
Purchases of restricted equity securities	(109,200)	(62,300)
Net decrease in federal funds sold	2,041,000	2,088,000
Net increase in loans	(19,934,877)	(30,605,210)
Purchase of premises and equipment	(149,762)	(587,522)
Proceeds from sale of premises and equipment	28,367	—

Net cash used in investing activities	(18,663,065)	(33,191,739)

FINANCING ACTIVITIES
Net increase in deposits	15,679,520	32,396,904
Proceeds from sale of common stock	2,724,784	—
Stock offering costs	(4,479)	—
Proceeds from exercise of stock options	5,200	—

Net cash provided by financing activities	18,405,025	32,396,904

Net increase in cash and due from banks	1,153,346	317,597
Cash and due from banks at beginning of year	2,421,360	2,103,763

Cash and due from banks at end of year	$3,574,706	$2,421,360

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$3,949,124	$4,194,947
Income taxes	$362,184	$245,057
NONCASH TRANSACTIONS
Financed sale of premises and equipment	$114,394	$—
Loans transferred to other real estate owned	$13,000	$—

See Notes to Consolidated Financial Statements.

UNITY HOLDINGS, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Unity Holdings, Inc. (the “Company”) is a bank holding company whose business is conducted by its wholly-owned subsidiary, Unity National Bank (the “Bank”). The Bank is a commercial bank located in Cartersville, Bartow County, Georgia with branches in Adairsville, Bartow County, Georgia and Rome, Floyd County, Georgia and a mortgage loan production office in Calhoun, Gordon County, Georgia. The Bank provides a full range of banking services in its primary market area of Bartow County and the surrounding counties.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks and deposits are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $418,000 at December 31, 2002.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income net of the related deferred tax effect. Equity securities, including restricted stock, without a readily determinable fair value are recorded at cost.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans are reported at their outstanding principal balances less unearned income and the allowance for loan losses. Interest income is accrued on the principal balance.

Nonrefundable loan fees and certain direct loan origination costs are deferred and recognized in income over the life of the loans, using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs to sell.

Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The Company had $13,000 and $0 of other real estate owned at December 31, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Stock Compensation Plans

At December 31, 2002, the Company has two stock-based employee compensation plans, which are described more fully in Note 6. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,

	2002	2001

Net income, as reported	$833,395	$576,996
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(36,923)	(31,250)

Pro forma net income	$796,472	$545,746

Earnings per share:
Basic - as reported	$0.93	$0.69

Basic - pro forma	$0.89	$0.65

Diluted - as reported	$0.86	$0.65

Diluted - pro forma	$0.82	$0.61

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standards

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. The Company has not elected to adopt the recognition provisions of this Statement for stock-based employee compensation and has elected to continue with accounting methodology in Opinion No. 25 as permitted by SFAS No. 123.

NOTE 2.         SECURITIES AVAILABLE-FOR-SALE

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available-for-Sale
December 31, 2002:
U. S. Government and agency securities	$7,087,202	$141,621	$(3,079)	$7,225,744
Municipal securities	1,887,748	31,941	(712)	1,918,977
Mortgage-backed securities	3,342,833	32,254	(2,510)	3,372,577

	$12,317,783	$205,816	$(6,301)	$12,517,298

December 31, 2001:
U. S. Government and agency securities	$8,706,653	$39,544	$(34,360)	$8,711,837
Municipal securities	873,536	-	(32,302)	841,234
Mortgage-backed securities	2,417,440	18,856	(761)	2,435,535

	$11,997,629	$58,400	$(67,423)	$11,988,606

Securities with a carrying value of $155,543 and $0 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Gross gains of $30,930 and $16,292 were realized on sales of securities available-for-sale for the years ended December 31, 2002 and 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.         SECURITIES AVAILABLE-FOR-SALE (Continued)

The amortized cost and fair value of debt securities as of December 31, 2002 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available-for-Sale

	Amortized Cost	Fair Value

Due from one to five years	$3,846,123	$3,961,186
Due from five to ten years	2,826,598	2,868,325
Due after ten years	2,302,229	2,315,210
Mortgage-backed securities	3,342,833	3,372,577

	$12,317,783	$12,517,298

NOTE 3.         LOANS

The composition of loans is summarized as follows:

	December 31,

	2002	2001

Commercial, financial and agricultural	$10,914,000	$8,732,000
Real estate – construction	15,957,000	13,425,000
Real estate – mortgage	72,704,000	58,354,000
Consumer, installment and other	8,493,343	7,769,290

	108,068,343	88,280,290
Unearned income	(214,950)	(208,857)
Allowance for loan losses	(1,470,899)	(1,195,775)

Loans, net	$106,382,494	$86,875,658

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,

	2002	2001

Balance, beginning of year	$1,195,775	$865,663
Provision for loan losses	529,435	412,485
Loans charged off	(272,225)	(84,221)
Recoveries of loans previously charged off	17,914	1,848

Balance, end of year	$1,470,899	$1,195,775

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.         LOANS (Continued)

The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $1,008,415 and $69,134 at December 31, 2002 and 2001, respectively. There were no impaired loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2002 and 2001. The average recorded investment in impaired loans for 2002 and 2001 was $286,379 and $76,019, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended December 31, 2002 and 2001.

Loans past due ninety days or more and still accruing interest was $180,000 and $37,000 at December 31, 2002 and 2001, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2002 are as follows:

Balance, beginning of year	$1,431,107
Advances	532,317
Repayments	(713,382)

Balance, end of year	$1,250,042

NOTE 4.         PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,

	2002	2001

Land	$1,480,671	$1,542,269
Buildings	2,968,172	2,976,644
Leasehold improvements	60,920	60,920
Equipment	1,452,927	1,331,386

	5,962,690	5,911,219
Accumulated depreciation	(860,538)	(566,861)

	$5,102,152	$5,344,358

The Company is currently operating out of leased modular facilities for its Rome branch on a month-to-month basis. Total rental expense incurred for the lease of this facility for the years ended December 31, 2002 and 2001 was $48,605 and $19,080, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.         DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 as $41,418,185 and $41,157,087, respectively. The Company had brokered certificates of deposit at December 31, 2002 and 2001 of $29,069,197 and $24,001,797, respectively. The scheduled maturities of time deposits at December 31, 2002 are as follows:

2003	$45,334,654
2004	20,799,944
2005	4,143,461
2006	2,428,614
2007	3,406,965
Thereafter	69,693

$76,183,331

NOTE 6.         STOCK COMPENSATION PLANS

The Company has an incentive stock option plan and has reserved 174,776 shares of common stock for issuance to key employees and directors. Options are granted at the fair value of the Company’s common stock on the date of grant and expire ten years from the effective date of the grant. The options vest at a rate of 20% per year.

Other pertinent information related to the options is as follows:

	Years Ended December 31,

	2002		2001

	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price

Under option, beginning of year	60,960	$10.57	51,960	$10.08
Granted	32,000	16.00	9,000	13.44
Exercised	(400)	13.00	—	—
Terminated	(2,600)	13.77	—	—

Under option, end of year	89,960	12.40	60,960	10.57

Exercisable, end of year	41,968	10.10	30,376	10.05

Weighted-average fair value of options granted during the year	$5.08		$5.70

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.         STOCK COMPENSATION PLANS (Continued)

Information pertaining to options outstanding at December 31, 2002 is as follows:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price

$10 - $15	57,960	6 years	$10.41	41,968	$10.10
$16	32,000	9 years	16.00	—	—

In 1998, the Company granted 140,000 common stock warrants to its initial directors. The warrants are exercisable at a price of $10 per share and are fully vested. The warrants expire ten years from date of grant and have a weighted average remaining contractual life of six years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,

	2002	2001

Dividend yield	0%	0%
Expected life	10 years	10 years
Expected volatility	0.01%	0.01%
Risk-free interest rate	3.86%	5.59%

NOTE 7.         OTHER EMPLOYEE AND DIRECTOR BENEFIT PLANS

Employee Stock Ownership Plan

In 2002, the Company established a leveraged Employee Stock Ownership Plan with 401-k provisions (KSOP) for the benefit of employees who meet certain eligibility requirements, subject to IRS limits. Contributions to the KSOP are determined by the Board of Directors of the Company taking in to consideration the financial condition and fiscal requirements of the Company and such other factors as the Board of Directors may deem pertinent and applicable under the circumstances. The Company made no contributions to the KSOP for the year ended December 31, 2002. The KSOP also has no debt as of December 31, 2002. The KSOP owned 4,098 shares of the Company’s common stock as of December 31, 2002, which were purchased solely from employee contributions to the KSOP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.         OTHER EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employee Stock Ownership Plan (Continued)

In accordance with the KSOP, the Company is expected to honor the rights of certain participants to diversify their account balances or to liquidate their ownership of the common stock in the event of termination. The purchase price of the common stock would be based on the fair market value of the Company’s common stock as of the annual valuation date, which precedes the date the put option is exercised. No participant has exercised these rights since the inception of the KSOP, and no significant cash outlay is expected during 2003. However, since the redemption of common stock is outside the control of the Company, the Company’s maximum cash obligation based on the approximate market prices of common stock as of the reporting date has been presented outside stockholders’ equity. The amount presented as redeemable common stock held by the KSOP in the consolidated balance sheet represents the Company’s maximum cash obligation and has been reflected as a reduction of retained earnings.

Director Deferred Compensation Plan

In 2002, the Company established a deferred compensation plan providing for death and retirement benefits for its directors. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the directors. The balance of the director policy surrender values included in other assets at December 31, 2002 amounted to $63,500. Expense recognized on these director policies amounted to $6,500 for the year ended December 31, 2002. The balance of deferred compensation included in other liabilities at December 31, 2002 amounted to $20,896. Expense recognized for deferred compensation amounted to $20,896 for the year ended December 31, 2002.

NOTE 8.         INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,

	2002	2001

Current	$515,474	$296,247
Deferred	(73,126)	(105,393)
Change in valuation allowance	—	(113,232)

Income tax expense	$442,348	$77,622

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,

	2002	2001

Income taxes at statutory rate	$433,753	$222,570
Tax-free interest	(16,530)	(3,741)

State tax expense (benefit)	20,083	(34,836)
Change in valuation allowance	—	(113,232)
Other items	5,042	6,861

Income tax expense	$442,348	$77,622

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.         INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,

	2002	2001

Deferred tax assets:
Loan loss reserves	$463,146	$344,034
Preopening and organizational expenses	36,605	76,536
Loan fees	88,006	78,702
Deferred compensation	7,885	—
Securities available-for-sale	—	3,068

	595,642	502,340

Deferred tax liabilities:
Depreciation	79,903	56,659
Securities available-for-sale	67,835	—

	147,738	56,659

Net deferred tax assets	$447,904	$445,681

NOTE 9.         EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

	Years Ended December 31,

	2002	2001

Basic Earnings Per Share:
Weighted average common shares outstanding	896,086	839,211
Net income	$833,395	$576,996

Basic earnings per share	$0.93	$0.69

Diluted Earnings Per Share:
Weighted average common shares outstanding	896,086	839,211
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	72,976	54,872

Total weighted average common shares and common stock equivalents outstanding	969,062	894,083

Net income	$833,395	$576,996

Diluted earnings per share	$0.86	$0.65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.       COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,

	2002	2001

Commitments to extend credit	$12,545,000	$11,677,000
Letters of credit	190,000	232,000

	$12,735,000	$11,909,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 11.       CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Bartow County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Eighty-two percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank’s capital and surplus as defined by the Office of the Comptroller of the Currency, or approximately $1,966,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.       REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2002, dividends of $1,171,000 could be declared without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2002 and 2001, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company and Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount		Ratio

	(Dollars in Thousands)
December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$13,183	12.65%	$8,340	8%	$	N/A	N/A
Bank	$13,107	12.58%	$8,338	8%		$10,422	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$11,878	11.39%	$4,170	4%	$	N/A	N/A
Bank	$11,802	11.32%	$4,169	4%		$6,253	6%
Tier I Capital to Average Assets:
Consolidated	$11,878	9.05%	$5,252	4%	$	N/A	N/A
Bank	$11,802	8.99%	$5,251	4%	$6,564	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.       REGULATORY MATTERS (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount		Ratio

	(Dollars in Thousands)
December 31, 2001:
Total Capital to Risk Weighted Assets:
Consolidated	$9,376	11.10%	$6,758	8%	$	N/A	N/A
Bank	$9,319	11.03%	$6,756	8%		$8,445	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$8,319	9.85%	$3,379	4%	$	N/A	N/A
Bank	$8,262	9.78%	$3,378	4%		$5,067	6%
Tier I Capital to Average Assets:
Consolidated	$8,319	7.60%	$4,378	4%	$	N/A	N/A
Bank	$8,262	7.55%	$4,377	4%		$5,471	5%

NOTE 13.       FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair values.

Securities: Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.       FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Deposits:  The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued Interest:  The carrying amounts of accrued interest approximate their fair values.

Off-Balance Sheet Instruments:  Fair values of the Company’s off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The carrying amounts and estimated fair values of the Company’s financial instruments were as follows:

	December 31, 2002		December 31, 2001

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:

Cash, due from banks, interest-bearing deposits in banks, and federal funds sold	$4,448,158	$4,448,158	$5,086,443	$5,086,443
Securities available-for-sale	12,517,298	12,517,298	11,988,606	11,988,606
Restricted equity securities	607,409	607,409	498,209	498,209
Loans	106,382,494	107,729,719	86,875,658	88,780,728
Accrued interest receivable	569,603	569,603	582,213	582,213

Financial liabilities:
Deposits	117,971,253	119,771,996	102,291,733	103,933,523
Accrued interest payable	465,878	465,878	649,234	649,234

NOTE 14.       SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,

	2002	2001

Data processing	$267,714	$196,467
Office supplies	108,175	91,510
Advertising	119,108	126,854

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.       PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income, and cash flows of Unity Holdings, Inc. as of and for the years ended December 31, 2002 and 2001:

CONDENSED BALANCE SHEETS

	2002	2001

Assets
Cash	$54,507	$27,529
Investment in subsidiary	11,933,660	8,256,027
Other assets	21,336	29,412

Total assets	$12,009,503	$8,312,968

Redeemable common stock held by KSOP	$65,568	$—
Stockholders’ equity	11,943,935	8,312,968

Total redeemable common stock and stockholders’ equity	$12,009,503	$8,312,968

CONDENSED STATEMENTS OF INCOME

	2002	2001

Expenses, other	$10,604	$8,034

Loss before income tax benefits and equity in undistributed income of subsidiary	(10,604)	(8,034)

Income tax benefits	(4,001)	(44,785)

Income (loss) before equity in undistributed income of subsidiary	(6,603)	36,751

Equity in undistributed income of subsidiary	839,998	540,245

Net income	$833,395	$576,996

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.       PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2002	2001

OPERATING ACTIVITIES
Net income	$833,395	$576,996
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary	(839,998)	(540,245)
Net other operating activities	8,076	(29,412)

Net cash provided by operating activities	1,473	7,339

INVESTING ACTIVITIES
Investment in subsidiary	(2,700,000)	—

Net cash used in investing activities	(2,700,000)	—

FINANCING ACTIVITIES
Proceeds from sale of common stock, net	2,270,305	—
Proceeds from exercise of stock options	5,200	—

Net cash provided by in financing activities	2,725,505	—

Net increase in cash	26,978	7,339

Cash at beginning of year	27,529	20,190

Cash at end of year	$54,507	$27,529